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                                                                      Exhibit 1

THE UNDERSIGNED "NOMINEE" AND MILLENCO L.P., AGREE AS FOLLOWS:

         1. Nominee will be one of Millenco's seven nominees for election as a director of meVC Draper Fischer Jurvetson Fund I, Inc. (the "Fund") at the Annual Meeting of Stockholders presently schedule for February 28, 2003.

         2. Nominee has reviewed the January 27, 2003 draft of Millenco's preliminary proxy statement which will be filed by Millenco with the Securities and Exchange Commission on Schedule 14A. The only portion of that proxy statement for which Nominee is responsible is his personal biography. Nominee has read that biography and confirms that it is true. Nominee has completed a questionnaire provided by Millenco and represents to Millenco that his answers are true in all material respects and do not omit to disclose any material information called for by the questionnaire.

         3. Nominee confirms that, if elected, notwithstanding the classified structure of the board of directors of the Fund, if he wishes to continue to serve as a director beyond the Fund's Annual Meeting of Stockholders in 2004, he will voluntarily submit to reelection at the 2004 Annual Meeting of Stockholders, and will follow this procedure in all subsequent years. Nominee agrees to this in recognition of Millenco's platform to declassify the Fund's board of directors.

         4. Millenco will indemnify, defend and hold Nominee harmless from and against any and all liability, claims and/or expenses threatened or incurred, relating to Nominee's nomination and/or election, except for claims arising out of Nominee's gross negligence or willful misconduct; and further provided that, if Nominee is elected, this indemnity will terminate, and Nominee's rights to indemnity will be those provided for in the Fund's certificate of incorporation, by-laws and Delaware law. Millenco will select and provide counsel, at Millenco's sole expense, to represent and defend Nominee against any liabilities or claims for which Millenco provides indemnification.


Dated:   January 27, 2003

                                            Nominee
                                                   ----------------------------
                                            Name:

                                            Millenco, L.P.

                                            By:
                                               --------------------------------
                                                    Terry Feeney
                                                    Chief Operating Officer




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